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                                                                   EXHIBIT 99.04

                                 FIRST AMENDMENT
                                     TO THE
                         CARDINAL HEALTH PROFIT SHARING,
                           RETIREMENT AND SAVINGS PLAN
                     (As amended and restated July 1, 2002)


                             BACKGROUND INFORMATION

A. Cardinal Health, Inc. ("Cardinal Health") established and maintains the Cardinal Health Profit Sharing, Retirement and Savings Plan (the "Plan") for the benefit of participants and their beneficiaries.

B. The Cardinal Health, Inc. Employee Benefits Policy Committee (the "Committee") oversees the administration of the Plan and is authorized to amend the Plan.

C. The Committee desires to amend the Plan to reflect (1) use of forfeiture amounts from a current plan year to fund contributions attributable to a prior or future plan year; (2) changes to the provisions relating to participant direction of investments; (3) certain recent corporate acquisitions, which will become participating employers; (4) the merger of certain acquired plans with and into the Cardinal Health Plan; and (5) special eligibility, full vesting and additional employer contributions to former employees of Cardinal Health 409, Inc. whose employment with Cardinal Health was terminated as part of the divestiture of the paintball manufacturing division.

D. Section 13.02 of the Plan permits the amendment of the Plan at any time.

                              AMENDMENT OF THE PLAN

1. Section 3.17 of the Plan is hereby amended in its entirety to read as follows:

         Section 3.17 ALLOCATION OF FORFEITURES. Subject to any restoration allocation required under Section 5.05, the Committee shall allocate and use all or a portion of the amount of a Participant's benefit forfeited under the Plan either to pay reasonable expenses of the Plan (to the extent not paid by the Employer) or to reduce its Profit Sharing Contribution, Special Contribution, Matching Contribution and/or other contributions payable under the Plan for the Plan Year in which the forfeiture occurs or any prior or future Plan Year, as determined by the Committee.

2. Section 9.05 of the Plan is hereby amended in its entirety to read as follows:

         Section 9.05. PARTICIPANT DIRECTION OF INVESTMENT. The Committee and the Trustee shall establish rules governing the administration of Investment Funds and procedures for Participant direction of investment, including rules governing the timing, frequency and manner of making investment elections. The Committee and the Employer reserve the right to change the investment options available under the Plan and rules governing investment designations from time to time. Nothing in this or any other



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         provision of the Plan shall require the Trustee, the Employer or the
         Committee to implement Participant investment directions or changes in such directions, or to establish any procedures, other than on an administratively practicable basis, as determined by the Employer in its discretion.

         Each Participant shall, in accordance with procedures established by the Committee and the Trustee, direct that his Account and contributions thereto be invested and reinvested in any one or more of the Investment Funds. The investment of any such monies shall be subject to such restrictions as the Committee may determine, in its sole discretion, to be advisable or necessary under the circumstances. Moreover, in accordance with procedures established by the Trustee and agreed to by the Committee, Participants may, when administratively practicable, be permitted to change their current and prospective investment designations through telephone, "on-line" or similar instructions to the Trustee or its authorized agent on a frequency established under such procedures, as in effect from time to time.

         The exercise of investment direction by a Participant will not cause the Participant to be a fiduciary solely by reason of such exercise, and neither the Trustee nor any other fiduciary of this Plan will be liable for any loss or any breach that results from the exercise of investment direction by the Participant. The investment designation procedures established under the Plan shall be and are intended to be in compliance with the requirements of ERISA Section 404(c) and the regulations thereunder.

         In no event shall Participants be permitted to direct that such Accounts and/or such additional contributions be invested in the Employer Common Stock Fund until Cardinal Health, Inc., the Plan, the Trustee and all other relevant parties have fully complied with such requirements, including, but not limited to, federal and state securities laws, as the Committee has determined to be applicable. The Committee may restrict the ability of any person covered under Section 16 of the Securities Exchange Act of 1934, as amended, or any other corporate insider of the Employer to direct the investment of his Account in the Employer Common Stock Fund. Notwithstanding any provision to the contrary, the Committee may, in its sole discretion and where the terms of any relevant investment contracts, regulated investment companies or pooled or group trusts so require, impose special terms, conditions and restrictions upon a Participant's right to direct the investment in, or transfer into or out of, such contracts, companies or trusts.

3.       Section 9.06 of the Plan is amended in its entirety to read as follows:

         Section 9.06. CHANGE OF INVESTMENT DESIGNATIONS. Each Participant who is entitled to direct the investment of additional contributions to be allocated to his Account in accordance with Section 9.05 hereof may select how such additional contributions are to be invested. Such investment directions shall be made in accordance with applicable rules or procedures established by the Trustee and the Committee.

         Each Participant may prospectively re-elect how those amounts then held in his Account are to be reinvested in the various Investment Funds until otherwise changed or modified. Such investment directions shall be made in accordance with applicable rules or procedures established by the Trustee and the Committee.



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         Notwithstanding the foregoing to the contrary, the Committee may, in its sole discretion and where the terms of any relevant investment contracts, regulated investment companies or pooled or group trusts so require, or where ERISA fiduciary obligations and considerations so merit, impose special terms, conditions and restrictions upon a Participant's right to direct the investment in, or transfer into or out of, such contracts, companies or trusts. In addition, with respect to Shares held under the Plan that were previously maintained under the Owen Healthcare, Inc. Employee Stock Ownership Plan (the "ESOP Shares"), no more than 25% of the original number of ESOP Shares of any Participant transferred to this Plan may be exchanged, sold or distributed in any calendar quarter. This restriction on the disposition of ESOP Shares shall expire on July 1, 2001.

4. Schedule II to the Plan, Schedule of Merging Plans, is hereby amended by the addition of the following merging plans as of the dates to be determined by the Corporate Benefits Department of Cardinal Health.

         Beckloff Associates, Inc. 401(k) Profit Sharing Plan
         Snowden Pencer Inc. 401(k) Profit Sharing Plan

5. Appendix A to the Plan, Participating Employers, is hereby amended by the addition of the following participating employers (in appropriate alphabetical order) as of the dates set forth herein.

         Beckloff Associates, LLC                             July 1, 2004
         Medicap Pharmacies Incorporated                      July 1, 2004
         Snowden Pencer, Inc.                                 July 1, 2004

6. A new Appendix N is hereby added to the Plan to reflect special eligibility, vesting and contributions for former employees of Cardinal Health 409, Inc. whose employment was terminated as a result of the divestiture of the paintball manufacturing division in the form attached to this Second Amendment as Exhibit A.

7.       All other provisions of the Plan shall remain in full force and effect.


                                    CARDINAL HEALTH, INC.


                                    By:   /s/ Susan Nelson
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                                          Susan Nelson, Vice President, Benefits

                                    Date: 5/25/04
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